EXHIBIT 99.1
PSB Group, Inc. Announces New Executive Officer Appointment
Madison Heights, MI — Peoples State Bank, (a subsidiary of PSB Group, Inc. (OTCBB:PSBG)), is pleased to announce that Henry R. Thiemann (Hank) has joined the Bank as President and CEO. Mr. Thiemann will hold positions on the Board of Directors for both PSB Group, Inc. as well as Peoples State Bank. Mr. Thiemann brings a significant amount of banking experience to PSB.
Mr. Thiemann most recently worked for Rurban Financial Corporation. Rurban Financial Corp. is the Holding Company of The State Bank and Trust Company and RDSI Banking Systems of Defiance Ohio.
Mr. Thiemann held positions with the holding company affiliates including, President and Director for RDSI Banking Systems, and President of RFCBC, Inc., a loan workout company. He also held several management positions with affiliate companies within the holding company including President of Rurban Mortgage Company, Executive Vice President & Chief Operating Officer of The State Bank & Trust Company, President of RFC Banking Company, and President and Chief Executive Officer of The Exchange Bank.
Prior to joining Rurban Financial, Mr. Thiemann’s experience includes commercial banking, mortgage banking, consulting and Federal banking regulation with the FDIC/RTC
Mr. Thiemann stated “I look forward to joining Peoples State Bank with its rich history and service record to Southeast Michigan and the surrounding communities. Together, we will meet the challenges which face all Michigan banks and forge the path for PSB’s future.”
Contact:	David A. Wilson Senior Vice President & CFO (248) 548-2900